On October 18, 2013, The Interpublic Group of Companies, Inc. held a conference call to discuss its third quarter and first nine months 2013 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis UBS Securities David Bank RBC Capital Markets Matt Chesler Deutsche Bank Securities	Benjamin Swinburne Morgan Stanley James Dix Wedbush Securities Brian Wieser Pivotal Research Daniel Salmon BMO Capital Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group third quarter 2013 earnings conference call. . . . I would now like to turn the conference over to Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9.30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you. Jerry, and thank you for joining us this morning as we review our results for the quarter and nine months year-to-date. As usual I’ll start out by covering the key highlights of our performance, and Frank will then provide additional detail. I’ll conclude with an update on our agencies, to be followed by Q&A.
Beginning with revenue, we are pleased to report a quarter of solid growth in most key world markets and across our top 20 clients. Our organic growth was 2.8% in Q3. In the U.S., our growth was 3.7%, accelerating from the first half of the year, reflecting growth by McCann, Mediabrands and our PR agencies, as well as our digital capabilities across the portfolio.
The leading client sectors helping to drive growth in the U.S. were Auto & Transportation, Healthcare, Consumer Goods, Food & Beverage and Financial Services. It bears noting that, given our strong portfolio of domestic public sector clients, U.S. organic growth was adversely affected by 100 basis points in the third quarter as a result of the government’s cutbacks.
In the AsiaPac region, organic growth was 11.3%, reflecting strength in most national markets, including double-digit growth in Australia, India and China, across a broad range of our agencies. AsiaPac, now our largest international region, grew to nearly 13% of our revenue base for the third quarter.
In the LatAm region as well, our agencies continued their strong performance, with revenue up 8.0% organically in Q3. We’ve grown the market by approximately 50% organically over the past three years.
In the U.K., we decreased 9.3% organically, but last year’s 25% Olympics-related growth was a particularly steep comparison. Underlying revenue growth remained solid. Excluding Events, the U.K. grew 5.7%. It’s worth noting that the Olympics revenue in Q3-12 contributed over one percent to our total growth last year, making this year’s overall Q3 comparison more challenging by that amount.
Against the context of growth in most major regions, Continental Europe remained the exception. As we had seen in the first half, our results continued to reflect the region’s challenging economic conditions, with revenue decreasing 5.9% in Q3.
During the third quarter, we continued to build on our strong new business record for the year. We added notable headline media assignments with Hershey’s and Nationwide Financial. Our Lowe London office successfully defended its Morrison’s assignment, and Draftfcb similarly retained the Kmart creative work in the U.S. Both were important votes of confidence from valued clients, as was McCann’s win of Pillsbury. Along with significant wins earlier in the year, this makes new business for the first nine months of 2013 a highlight of our performance.
Turning to operating expenses and margin in the quarter, we were pleased to again record another quarter of disciplined expense management. Q3 operating margin grew by 40 basis points, to 8.3% from 7.9% a year ago. The comparison includes the impact of Continental Europe, which weighed on our margin result for the quarter. Operating profit increased 7.7%, to $142 million, compared with $131 million in Q3-12.
During Q3, we took another important step in our successful transformation to a simpler and lower-cost capital structure. We redeemed our $600 million 10% notes, which we had refinanced at a blended rate of 3.2%. And as you can see in our report this morning, we have already begun to realize significant interest savings from this transaction.
We also remained committed to our share repurchase program, buying in an additional 6.2 million shares, using $100 million. Since initiating our return-of-capital programs in 2011, we have returned a total of $1.3 billion to shareholders through a combination of dividends and the repurchase of 94 million shares. And we have retired an additional 33 million dilutive share equivalents through the redemption of convertible debt. We currently have $320 million remaining on our authorization.
Following the quarter, earlier this month, we forced the conversion of our remaining $222 million of convertible preferred stock to 17 million common shares. The transaction eliminates the $12 million annual preferred dividend and, as the preferreds were already dilutive, there is no increase to our fully diluted share count.
In Q3 diluted earnings were $0.11 per share as reported and $0.17 per share excluding a charge for the early debt redemption. The latter result compares favorably to EPS of $0.15 a year ago.
For the nine months, we are tracking against our targeted organic revenue range of 2-3% for the year. In terms of margins, both the macro conditions and our performance in Continental Europe have been more challenging than expected. In addition, expenses for new business activity have also been significant, while revenue related to our wins is not fully reflected in 2013.
We will continue to drive to our target of 50 basis points of margin expansion for the year. However, delivering such a result will depend on a very strong performance in the fourth quarter. Furthermore, we are considering targeted year-end actions required to appropriately position the business for further operating margin expansion in 2014 and beyond. I will talk more about that in the Q&A.
At this stage, I’ll turn things over to Frank for some additional color and join you after his remarks for an update on our agencies, the tone of the business and our outlook on the remainder of this year.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On Slide 2, you'll see an overview of results. Organic growth was 2.8%, which includes 3.7% in the U.S. and 1.6% internationally. In the U.S., it was our fourth consecutive quarter of stronger growth. Our growth in AsiaPac and LatAm was terrific. Our revenue decreased 9.3% organically in the U.K., which was expected against last year’s Olympic revenue in our Events business. Excluding that business, organic growth in the market was approximately 5.7%. Continental Europe continued to be weighed down by the difficult regional economy.
Q3 operating profit was $142 million, and margin was 8.3%, an increase of 40 basis points from a year ago.
We had $1.0 billion of cash and marketable securities on the balance sheet at quarter end. As Michael mentioned earlier, we completed the very accretive call at 105 of our 10% notes. Our Q3 charge for the transaction was $0.06 per share, net of tax.
Diluted EPS was $0.11 as reported and $0.17 excluding the debt redemption charge, compared with $0.15 last year.
Turning to Slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow. Here, it’s worth noting that the debt redemption charge of $45 million appears in our “Other Income/Expense” line, below operations. It reflects the $30 million cash premium to redeem the 10% $600 million notes, and another $15 million of unamortized costs and discount.
Turning to operations on Slide 4:

•	Revenue was $1.70 billion in the quarter, an increase of 1.8%.

•	Compared to Q3 2012, the impact of the change in exchange rates was a negative 140 basis points, while net acquisitions and dispositions added 40 basis points.

•	The resulting organic revenue increase was 2.8%.
As you can see on the bottom half of this slide:

•	The organic increase at our Integrated Agency Network segment was 4.0%, reflecting balanced growth between the U.S. and international markets.

•
At our CMG segment, our organic decrease of 2.0% was due to last year’s Olympics revenue spike in Q3. The very strong performance of our Public Relations agencies continued in the quarter, and organic revenue growth at CMG was 6.4% for the nine months.

Moving on to Slide 5, revenue by region:

•	In the U.S., organic growth was 3.7%. This reflects growth at all our global networks, our media business, nearly all of our U.S. independents and the CMG group of marketing services specialists.

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Continental Europe decreased 5.9% organically. By country, Germany increased in the quarter, while France, Italy, Spain and most other national markets decreased. The Continent was 10% of our Q3 revenue. While we have done extensive work over the last few years to lower our expense base in Europe, this is an area we will be evaluating in the coming months, so as to ensure that we manage expenses to the current revenue reality, thereby positioning ourselves for operating leverage when growth returns.

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In AsiaPac, organic revenue growth was 11.3% in Q3. By market, our growth was led by strong increases in Australia, India and China. We saw notable increases in our media business, as well as increases at McCann and our marketing services specialists.

•	In LatAm, Q3 organic revenue growth was 8.0%. We had contributions from many of our agencies, including Lowe, Mediabrands, and CMG, across most of the large national markets.

•	Our “Other Markets” group increased 3.1% organically.
Moving on to slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 1.8%, which is updated to include Q3-13 and the roll-off of Q3 2012.
Moving on to Slide 7, our operating expenses:

•	The sequential development of expenses from Q2 to Q3 remained well controlled.

•	Total salaries and related expenses were $1.09 billion, a decrease of $27 million from the preceding quarter.

◦	Underneath that comparison, expenses for base salaries, employee benefits and payroll tax decreased $11 million from Q2.

◦	Severance expense in the quarter was 1.2% of revenues.

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Total head count at quarter-end was 45,300, which is an increase of 1.0% from June 30. We added new talent to support our growth in LatAm, AsiaPac and in the U.S. for new business, as well as our high-growth digital, marketing services and media disciplines.

◦	Our expense for temporary labor was 3.8% of revenues. This is a bit higher than we would have liked, due to the high level of pitch activity in the quarter.

◦	Incentive expense was 2.2% of Q3 revenue, while our “Other Salaries and Related” category was 2.5% of revenue.

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It is worth noting that our ratio of total salaries and related expenses to revenue in Q3 was 64.3%, which is higher than last year, due almost entirely to the higher level of pass-through revenue in our Olympics work a year ago. The effect on our operating leverage, however, is offset in our O&G expense ratio, where we had very strong leverage in the quarter, as lower pass-though revenue and expense has the opposite effect.

•	Turning to Office and General expenses on the lower half of the slide:

◦	O&G expense was $465 million, or 27.4% of Q3 revenue.

◦	Professional fees decreased sequentially, as did expenses for T&E, office supplies and telecom.

◦	Our occupancy expense was approximately flat with the Q2 level.

◦	Our “Other O&G” category increased from Q2 due to higher pass-through expenses, but decreased from the third quarter of 2012.
On slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 9.7%.
Turning to the current portion of our balance sheet on Slide 9, we ended the quarter with $1.0 billion of cash and short-term marketable securities, which compares to $1.2 billion a year ago. The comparison reflects that we have returned over $540 million to shareholders over the last 12 months in share repurchases and common stock dividends.
On slide 10, we turn to cash flow for the quarter.

•	Cash provided by operations was $161 million, compared with a use of $104 million a year ago. Working capital was a source of $38 million, compared with a use of $240 million in Q3 2012.

•	Our investing activities used $45 million for cap-ex.

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Our financing activities used $730 million, primarily $600 million for the redemption of our 10% Notes and $100 million for the repurchase of 6.2 million common shares, at an average price of $16.11 per share. Our common stock dividend used $31 million.

Slide 11 charts our debt reduction over the last few years, beginning in 2007 with $2.3 billion. We had a short period of double carry, following our debt raise last November to refinance two debt issues in 2013. That’s reflected here on 12/31/2012. Following the redemption of our $600 million 10% senior notes, however, our debt level is down to $1.7 billion as of September 30.
In summary, on Slide 12, we are pleased with our growth in most key world markets in Q3. We built on our 2013 new business record. Our expenses remain well controlled, as a result of the investments we have made in analytics, tools, and talent in this area. We continue to see developments in our capital structure that are value-creating for shareholders. We eliminated a sizeable piece of expensive debt with the call of the 10% notes. And the conversion of our convertible preferred frees up the $11.6 million in annual dividends that had been flowing to the preferred stockholders. Our balance sheet has never been in better shape. We are focused on continuing our top-line momentum, managing through the challenges in Continental Europe and expanding margins.
Now, let me turn it back over to Michael.

Mr. Roth:
Thank you, Frank.

The underlying strength of our agency brands is driving organic revenue growth. This reflects new assignments from existing clients, as well as net new business, which has been quite strong for us this year. We are new-business-positive for the year to date and trailing twelve months. Across the organization, the pipeline of opportunities continues to be solid, with the greatest need being for integrated and accountable solutions.
During the quarter, we saw contributions from McCann, Mediabrands, Lowe and across the CMG portfolio, particularly at Weber Shandwick and GolinHarris, which continue to win market share, domestically and internationally. In fact, earlier this week, the Holmes Report named Interpublic as its first “PR holding company of the year.” At CMG, Jack Morton, Octagon and FutureBrand also remain on positive trajectories.
McCann Worldgroup is showing consistent success on the new business front, both in the U.S. and in a number of international markets. As important, its clients are consistently seeing the strengths of its best-in-class global integrated marketing services. Results from creative competitions also continue to show good progress, with recent major wins at regional competitions in Asia and Central Europe.
At Draftfcb, we are already seeing new energy since Carter Murray came on board last month. Feedback from across the agency, including clients and staff, has been very positive. We’ve started to see senior talent joining the organization, and we’ll soon be reviewing the positioning of the agency with the new team, with an eye to developing a plan that sets the network up for a resurgence in 2014.
Lowe continues to build on its leadership position with its largest client, Unilever. The new alignment with Campbell Ewald in the U.S. is going well, and the joint agency leadership is already in the market, introducing the offering to search consultants. The SEAT win with Huge was an encouraging development that demonstrates the value of Lowe as a top creative network focused on key emerging markets, supplemented by a leading-edge digital partner.
Mediabrands continues to win business at both of its global networks, while building its leadership in the dynamic media landscape with offerings such as Orion Trading and our Cadreon digital buying platform, which we have taken global in the past few years. Most recently, the MAGNA Consortium is a clear statement that we will be a leader in the fast-growth automated buying space. Clients value these innovations in today’s increasingly complex media environment.
In emerging markets, our position remains strong. All three of our global networks have high-quality agencies in both India and Brazil. Mediabrands and CMG are also well-represented, and we have recently bolstered their offerings through acquisitions. We have one of the top multi-discipline groups in the Middle East and North Africa region, as well as a solid partner in Russia. In China, we continue to invest in talent and organically grow the business. In both the quarter and year to date, we’ve seen strong results in these key markets, off of tough comps from the prior year.
With organic revenue growth of 2.4% through nine months, we are tracking within our targeted revenue growth range of 2% - 3% for the year. In terms of margins, as you have heard this morning, the combination of performance in Continental Europe, which has been lower than expected due to the regional operating environment, and increased investment to support new business wins, has made the first nine months of the year more challenging than anticipated. We will continue to drive to our target of 50 basis points of margin expansion in 2013. However, delivering such a result will depend on a very strong performance in the fourth quarter.
Performance against both our growth and profitability goals is central to continuing to drive shareholder value. Accordingly, it is how we are measured, and there is direct impact on our incentives. Accountability for delivering on our full-year targets is therefore very much in place. Our senior teams, across the organization, are clear on that linkage of pay and performance.
Looking forward, it’s good to know that this year’s new business performance is on solid footing. Growth in emerging regions has been strong. Relative to our peers, we are very competitively represented in these high-growth economies, so we should continue to enjoy the benefits of that element of our revenue mix.

We’re seeing significant progress and success across the portfolio of our digital services. This is an area that has contributed very good growth year-to-date. We will stay focused on adding to our capabilities organically, through hiring and training, as well as incubating and growing newer capabilities, such as multi-channel automated media buying. We’ll also continue to support the growth of our digital specialists, R/GA, MRM and Huge, on top of tactical digital M&A activity at our major global networks.
The transformation of our balance sheet to one that is both simpler and more economical has put us in a strong financial position. Only a few years ago, our total debt was $2.3 billion; today that’s down to $1.7 billion. Previously, our debt included $800 million of convertible debt; today we have no converts. Our average cost of debt was 7% in 2009; today it is 4%. A few years ago we also had $525 million of convertible preferred stock, senior to our common; today all of that is gone. And our total eligible diluted share count, which not long ago was 560 million, is down to 441 million, a decrease of over 20%. All of this represents another powerful source of continued value creation for our shareholders.
Above all, the ability to help clients manage in an increasingly complex consumer and media landscape represents our most significant opportunity. At a time of change and uncertainty in our industry, what we need to do is keep being committed to servicing our clients and to the quality of the work.
We’ve proven that we have sufficient scale and expertise to compete effectively in the media and digital arenas. But bigger doesn’t mean better when it comes to creativity, consumer insight, client service, or the integration of marketing disciplines. Those are all areas where our agencies excel - and in which we have a full range of capabilities that position us well to create further shareholder value in the years to come.
Thank you, and I’ll now open up the floor to questions.
QUESTIONS AND ANSWERS
Operator:
. . . Our first question comes from Alexia Quadrani of JPMorgan.
Alexia S. Quadrani, J.P. Morgan:
Thank you. Just a couple of questions. First, on the U.S. organic growth that you saw in the quarter, could you give us a bit more color in terms of what verticals really saw a pick up versus the previous quarters? And then, on the new business front impacting U.S. organic growth, how much of a ramp up of business you saw last year are you seeing now flow into it, and should that ramp further in the fourth quarter?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. Well, clearly what - given our strength in Auto & Transportation, it’s not a surprise to see how strong we were in the quarter on Auto & Transportation. Healthcare, also, was strong in the quarter - we were up actually 15.5% - as well as Consumer Goods, Food & Beverage. We had a slight dip in Tech & Telecoms, but for the year, that’s still positive. And, Financial Services was slightly off in the quarter, but, again, on a year-to-date basis, we were positive. The one area that we continue to have a bit of a drag is in Retail. But across all sectors, we have very strong offerings, and obviously, we’re quite pleased with the performance within the U.S.
I made reference to the fact that we have a large business of government business. And we actually - a lot has been written about the impact of the shutdown, so it was important for us to call that out. We actually did have an impact in the quarter on organic as a result of this shutdown. I know we don’t get to back that out, but if you look at the 100 basis points, then you see what our true performance in our strength in the U.S. is reflected.
On the question of new business, we haven’t seen the full impact of our new business wins in 2013, which obviously bodes well for us in 2014. We start seeing some of it in the third quarter. We’ll see more of it in the fourth quarter. But, the true impact of our new business wins is in 2014, and, as Frank pointed out, we’re seeing an impact of ramping up on the costs and our new business pitch expenses through the year.

Ms. Quadrani:
And then, in the fourth quarter, should you see a bit of an impact, then, also in the government shutdown in the Q4 numbers if you saw it in Q3? And is there any sort of number you guys have, internally, where you need to get on an organic revenue growth estimate in the U.S. to hit that margin target for the year?
Mr. Roth:
Yes, thanks, Alexia. Obviously, when we - I know it’s difficult to understand when we say we expect, we need, a strong fourth quarter. The result of that is, really, it gets to the core issue here, and that is, what impact Continental Europe is having on our results. To put it in context, Continental Europe is 10% - which is not a large number - but the other side of it is, it’s still important enough. And given the scale that we have - frankly, the lack of scale we have - in Continental Europe, changes in Continental Europe for us have an impact on our margin.
If you look to a year-to-date basis, if we were to have performed on the organic side similar to what we performed last year - so, let’s assume a 2% to 3% drop in organic, instead of the rate that we see now - we would have had approximately a 50-basis-point improvement in margin. So, Continental Europe is having an effect on our margin. So therefore, when you look at the fourth quarter, unless we see a turnaround in that in the fourth quarter, it’s going to be hard for us to achieve those numbers, and that’s why we put it in that context.
But, again, we are seeing positive things happening in the U.K. McCann is performing well, obviously, in the U.K. and in Europe. Gustavo and his team, and all of them in McCann, are having good success with existing clients in Europe. So, we’re doing things to bolster that performance in Europe.
And candidly, if you look at the way we’ve approached Europe in the past, our first line of defense is to rightsize our expenses with our revenue, and that’s the reference of the comment that we’re going to take a look at year-end actions here. Clearly, we need to take a look at that in a very hard light, in terms of what our expected revenue is.
The other is talent and adding to our portfolio. You have seen us take action in Europe, for example with Lowe. When we needed to bolster our performance of Lowe in the U.K., we added an acquisition of Delaney Lund, and that’s performing well for us. And, therefore, Lowe has been better positioned in the U.K. We’re also looking at talent. And Draftfcb, for example, recruited Nigel Jones from Publicis to head up global strategy.
So we’re strengthening our offerings in Continental Europe, and we’re really positioning ourselves, both from the cost side and from the talent side and our offerings, to better position ourselves in that marketplace. And that will include some tactical acquisitions as well. It is 10%, but we are doing the best we can in terms of rightsizing it, and, hopefully, we’ll see some turnaround in that market, and we should benefit from that.
Ms. Quadrani:
Okay. On that question about the government shutdown, that should be, again, a headwind in Q4 as well, or would - ?
Mr. Roth:
Again, we don’t know. You tell me what the government’s going to do in the fourth quarter. But, fourth quarter involves a lot of project business, and some of that business is project-based, so it’s going to be hard for us to project that. But, potentially, there’s an impact of that in the fourth quarter as well.

Ms. Quadrani:
Okay. Thank you very much.
Mr. Roth:
Thank you, Alexia.

Operator:
Our next question is from John Janedis of UBS.
John Janedis, UBS Securities:
Thank you. Michael, can you dig a little bit deeper into Europe? Your organic growth has been lagging a little bit here.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes.
Mr. Janedis:
What do you attribute that to? Have you had any leadership changes in those markets? And, do you potentially have more exposure to slower growing disciplines in the region?
Mr. Roth:
Again, it goes to my point that I answered before, and that is - our scale, since it only reflects 10% - changes in our client spend has a more material effect on us, than, frankly, some of our competitors. And, that’s a function of our clients. Some clients are spending more than others, and small cutbacks have a more material impact with us. I don’t think - in fact, recently if you look at how McCann is doing in Europe and the strength, particularly in Auto, I think it bodes well for us in terms of our performance. So on a vertical side, I don’t believe we have any weaknesses in terms of our competition. I think it really comes down to that our size of our business there is more subject to variations, due to fluctuations in local markets and some global spend.
Mr. Janedis:
Okay. Thank you. And then, just as a follow up to Alexia, how big is the government for you? I don’t recall it being a huge number. And, when exactly did you start to see - was that like a late 2Q event, or what was the timing of that?
Mr. Roth:
In the U.S. - our global business, on a global basis, is like a little bit over 3% - but in the U.S., it’s about 3% as well. We started seeing some cutback in the second quarter, but clearly, in the third quarter, we saw that directly. And I think you have to look at, not so much the shutdown, but I think sequestration had an impact on that. Government spending was cut across the board, as we all know, as a result of sequestration, and that had a direct impact on our businesses there. I think we are probably a little bit overweighted on the government side of the business, which is a good thing, but during this period, it adversely affected us.
Mr. Janedis:

Okay, thanks. Maybe, Frank, one quick for you. You touched on the pressure, or some of the pressure, on the SRS line. You’ve historically said that you need revenue to see leverage, as we know. Given all you’ve done, would it be fair to say you need maybe a somewhat more globally consistent number in key markets? And, would that number be like a 3% number or greater to see the leverage?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
John, you’re right, we do need revenue, and we need revenue growth. The impact on our SRS - again, we keep pointing to Europe, but with such decline in the top line, it distorts all of your key SRS ratios, which you’re seeing in the consolidated numbers. So, it’s not just 3% growth, we need to see stabilization in some of these markets that have been kind of killing us.
Mr. Janedis:
Okay. And just on the expense side, then, you’ve kept it modest. Will there be any catch up when the revenue accelerates in any markets outside of Europe, or are you good there?
Mr. Mergenthaler:
I think we’re fine.
Mr. Janedis:
Okay, thank you -
Mr. Mergenthaler:
We’re always scrutinizing it, but again, I think we’re positioned well once growth comes into markets to leverage it. With the exception of Europe: it’s down roughly 6% through the nine months, yet our headcount’s only down 2% or 3%. So, we haven’t been able to keep up with the decline. And Michael pointed out, we came into the year thinking a year similar to last year, down 2% to 3%. Down 6.5% through nine months is something we’ve got to address.
And, you look at sequentially in the quarter, the first two months of the quarter were in line with expectations. September, which is 40% of our revenue in that market, was down 6%, 7%. So, that gave us cause to say, okay, let’s look at the fourth quarter and see what actions we need to take and gave rise to the comments that Michael made in his opening comments.
Mr. Janedis:
Great, thank you.
Mr. Mergenthaler:
You’re welcome.

Operator:
Our next question is from David Bank of RBC Capital Markets.
David Bank, RBC Capital Markets:
Thanks very much. I think we’re all struggling a little bit to extrapolate beyond what we’re seeing right now because there are so many moving parts. I guess I’ll ask a hard question, that I’m hoping will make things a little bit easier, which is, one of two things has to happen in Europe, right? Things will get better, or you will make these targeted expense costs, address targeted expense initiatives. So, given that you will do something or something will happen, and given the limited visibility in what we could see right now for the fourth quarter and for the year, how do you help us think about what the potential is for margin expansion the following year when one of those two things will happen? There has to be a target in your mind, at this point, because you’re not going to do nothing. So, what can we expect in the current macro for margin expansion next year?
Michael Roth, Chairman of the Board and Chief Executive Officer:
I think the most significant impact in the margin-expansion opportunity for us is when we get the current business wins cycling through for a full year in 2014. And, given the fact that we should be able to convert that revenue at a 30% conversion, then that will significantly add to our margin expansion.
Obviously, we will do our best by year end to position ourselves, going into 2014, to rightsize our cost profile against Europe. If we think that Europe will continue to be a drag, then whatever actions we’ve taken in the fourth quarter should be able to position us in 2014 to put us back on a margin-expansion environment out there, in terms of Continental Europe. I think the way to look at it is, the fourth quarter will be telling on our impact of Continental Europe, not only for the rest of this year, but for 2014.
And, how we take actions, whether it be talent, whether it be acquisitions, whether it be cost reductions and repositioning, so that 2014 we go into with a clean basis, from a cost-versus-revenue basis, so that the impact of the wins - not only from our new business wins:one of the interesting facts is that, if you look at our top-20 clients, we have had good growth for them, both through the quarter and through year to date. So, our existing client base continues to be a source of revenue growth for us, and we hope that to continue in 2014 as well.
One way of looking at it is, absent the backdoor - which has always been a concern of mine - opening up, we’re very well positioned for 2014. And, the fourth quarter, we will, hopefully, we will continue to manage our business to achieve our targets, but we will also keep whatever actions that are necessary in 2013 in mind to make sure 2014 is a solid year for us.
Mr. Bank:
Okay. Thank you.

Operator:
Our next question comes from Matt Chesler of Deutsche Bank.
Matt Chesler, Deutsche Bank Securities:
Good morning. Europe’s gotten a lot of air time this morning, but I wanted to just shift a little bit. It may relieve you a little bit to talk about two other important markets for you. One would be India, which, if I heard correctly, you said actually had decent growth in the quarter, maybe even double-digit growth. I wanted to hear a little bit more about that outlook. As well as Brazil. Your LatAm number was up nicely. Maybe not as high as I would have thought it would have been given the noise around the funky comp issues you’ve had in the third quarter in the recent year or so. With two large global events coming up, what - you’ve had some instability in that marketplace - what’s your expectation for Latin America as well?
Michael Roth, Chairman of the Board and Chief Executive Officer:
We actually saw double-digit growth in Brazil, India, and China, which all bode well. And remember, we had very strong comps in all of those regions. We’re very pleased with the results, and we’re very pleased with our offerings. In particular, in India, we have very strong offerings in all three of our global networks and our media business and our PR business. We just did two transactions in India - one on the media side of the business, Interactive, on the digital side, and on the PR side of the business, with respect to Weber Shandwick. India will continue to be a very strong market for us. We’re showing very positive results. We know there’s some issues in terms of the government and the economic environment, but the results for the quarter showed a very positive impact.
Of course, Brazil, given what’s happening in terms of the Olympics and the World Cup, we already have some assignments on the World Cup in tow that will be addressed and that we’ve already started work on. We’re excited about what’s happening in Brazil. And there, too, our offerings at all of our global networks are strong, as well as our media businesses. I think those two markets will continue to be a strong driver of growth and profitability for us.
What I’m really pleased about was our results in China. We have double-digit growth in China, and that’s one area that, if you look at our relative size, we have work to go. We’re committed to growing, organically, our business in China, and we’re encouraged to see positive results in the media side of the business, as well as our global networks. I think all of those markets bode well for our performance into the future, and we’re quite proud of our people in all of those regions.
Mr. Chesler:
Just from the standpoint, then, of trying to model realistic forecasts into next year, just want to make sure I understand the message you’re trying to send about overall growth for next year. U.S. starts to ramp new business coming through. Not quite sure what happens with Europe; it remains pretty tough, but you think you’re positioned for better growth. Are there any of these other markets, or any other deceleration in the business, that you think you would want to highlight? Or just waiting for the new business to come through in Europe to recover while the others chug along?
Mr. Roth:
If you just look at Lowe just won the SEAT business, that one will ramp up. It was a very nice piece of business for Lowe, and it showed its global and integrated offering, so that’s encouraging. I think the expansion we’re seeing at McCann, as I pulled out - as I called out in terms of both our existing client base there, as well as new wins that’s going to happen or happened in McCann. And we’re kicking off Draftfcb with a new management team that has some strong clients in Europe, so we’re going to really position Draftfcb, as well, in those markets. I think our offerings will be up to speed to be competitive in Continental Europe.
As far as the emerging markets, I’ve already said, I think that’s encouraging. One market that’s been very strong for us is Australia, and we’ve seen a great growth in that market. We have very solid media offerings, as well as global offerings, and we’re pleased with what we’re seeing there. Turkey will be a growth market for us. We have strong offerings there. And, Africa will be - we have very strong offerings there. So, those markets, we’re positioned, we’re going to continue to invest in those other markets, other than the BRIC markets.
But overall - and, of course, the U.S., let’s not forget the fact that 57% of our business is here in the United States, and our independent agencies are performing well, as well as our global networks. So I think from a cross section of the world, we’re very well positioned.
Russia is a market that we’re looking closely at. We have a partner in Russia. We’ve always talked about taking some sort of equity position in Russia, and we continue to pursue that. I’m cautiously optimistic that we’ll be able to do something on that front.
I’m very pleased with where we are in terms of positioning all our offerings. And frankly, I think, absent changes in the macro environment, we’re very well positioned to move into 2014 and get on the margin-expansion track that we’ve committed ourselves to.
Mr. Chesler:

Appreciate it.

Operator:
Our next question is from Ben Swinburne of Morgan Stanley.
Benjamin Swinburne, Morgan Stanley:
Thank you, good morning. Frank, maybe on the cost side - which we haven’t talked a lot about this morning - incentives and temp labor for 4Q: I’m wondering if you could help us, if Q3’s a good run rate for those two? And, whether you have any expectations for above-average severance? It sounds like you might.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
On the temp labor, Ben, we’ve always said 3.5% of revenue was a good number. We’ve been tracking above that. I think most of that’s attributable to a very active new business 2013, but it’s an area that, especially in the project concentration businesses for the fourth quarter, we have to try and manage. On severance, I think you can expect, you’re going to see an increase in severance, especially around actions we’re taking in Europe.
Mr. Swinburne:
And, incentive in that low 2%s that you saw in Q3 makes sense or -?
Mr. Mergenthaler:
Well, we’ve been between 3% and 4% of revenue for the past few years, that’s what we target people, but it’s all predicated on our results for the year, as we perform versus our targets. To the extent we fall short of our targets, it’s going to impact incentives.
Michael Roth, Chairman of the Board and Chief Executive Officer:
One of the impacts of our incentives was, we have a long-term incentive plan, and one of the important things is that we are, as Frank said, a pay-for-performance model in terms of our incentives. So since 2012 - we had a slight miss in 2012 - that impacted our long-term incentive, which accounted for some of the decrease in our incentives that you’ve seen year-to-date.
Mr. Swinburne:
I see. Michael, I know we’ve all been kind of dancing around this 2014 story. I think everyone feels so bullish about you guys. At the risk of wildly oversimplifying your business - which is sort of what we do for a living, unfortunately - when you look at the client-win rosters, and the fact that, generally, people think GDP is going to accelerate next year, I think I struggle, or we all struggle, with how next year isn’t an acceleration in the top-line margin expansion; the buybacks continue. Anything that throws you off that very basic logic that we’re not seeing?
Mr. Roth:
No, the only thing that throws us off on that one will be the backdoor, which is why we’re spending so much time with our existing clients, and I’m very pleased with how we’ve been performing. I don’t want to give myself a jinx here, but, no, I think you’re spot on, the logic is there. And that, frankly, is our game plan, and that is convert the new revenue, focus on our costs, continue to grow from our existing clients, which are top rate on a world-class basis, and keep our heads down and service our clients. Unless, of course, something happens in Washington, there’s no reason why we shouldn’t be able to do that.
Mr. Swinburne:
And then, lastly, just anything on talent opportunities as relates to the Publicis-Omnicom merger, which actually hasn’t come up on this call yet? Just curious.
Mr. Roth:
I couldn’t believe I was going to get through a call without commenting on that. Let me say, we’ve added a number of talent additions in our Company, and they, coincidentally, happen to come from those particular companies. I don’t - I wouldn’t say it’s exactly related to the transaction. Frankly, some of them we were talking to before the transaction. But whenever you have a transaction like that, there’s going to be some disruption and uncertainty, and people are looking to see where they’re going to end up in that repositioning of the assets there. So, it’s logical to assume that there will be talented people in the marketplace that are looking for an environment where the opportunities are there. And certainly, we have a reputation that’s positive in line of talented people joining us on a long-term basis. So, I think we are going to see opportunities. We have seen a number of candidates that are already looking. And, I think you just continue to look at the senior team that we’re putting together, whether it be at Draftfcb or additions on our media side of the business. And we view this as an opportunity.
Mr. Swinburne:
Thanks a lot.
Mr. Roth:
Thank you.

Operator:
Our next question comes from James Dix of Wedbush Securities.
James Dix, Wedbush Securities:
Good morning, guys. Just a couple of things. You’ve called out the pitch expense, which has led to a lot of new business, obviously, this year. Any way you can give us a little more quantification? Frank, you mentioned the impact on the temp line. But, any more color on how much incremental expense that’s added this year versus last year, just so we can understand that ?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
James, for the nine months, it’s about 20 basis points.
Mr. Dix:
20 basis points on revenue for the nine months, okay. Great. And then, secondly, now that Publicis Omnicom has been opened up for discussion, any implications you think that has on your appetite for acquisitions? And I’m thinking, in particular, just beyond your repeated strategy to look selectively in emerging markets and in new media, but acquisitions outside of that? And, any potential for those acquisitions to make a material contribution to your margin expansion?
Michael Roth, Chairman of the Board and Chief Executive Officer:

Whatever transaction we do, we have it as a precursor towards doing the transaction as margin expansion. [Laughter.] We don’t make a habit of doing transactions that are dilutive. Although, once in a while, we do that only because it’s a talent transaction more than an acquisition.
We will continue, as we did in 2012 and ’13, to look at digital transactions. Obviously - and I don’t think this is as a result of the merger, this is as a result of where the marketplace is demanding our expertise to be in. And, although we have - we are very comfortable with our standalone digital agencies, as well as our embedded digital capabilities of all our agencies - if there’s a digital agency out there that can add talent, as well as capabilities to us, we’re very much interested in talking. We, in fact, have a couple in our pipeline that, hopefully, will come to fruition.
As well as the emerging markets. We have been very successful in adding to our capabilities. I already discussed India, and we did the same in Latin America, on all our disciplines, whether it be PR, media, as well as, for example, the McCann, in terms of the Washington transaction. We will continue to be in the marketplace looking for acquisitions.
Do I think there’s a silver bullet out there where we, that would all of a sudden put us in the same position as the merged companies are going to be? Highly unlikely. But you never know if it’s out there. Our game plan continues to be, use the same amount of money, whether it be $150 million, $200 million, in acquisitions, and that’s what we budget for. That’s what we keep in mind as a target. If something unusual comes up, we will consider it.
We always look at enhancing shareholder value. But in the meantime, organic growth, coupled with strategic and tactical transactions, is the way we’ve done it in the past couple of years, continues to be our focus.
Mr. Dix:
Great. Just one last thing, then I’ll let you move on. Regionally, do you think your performance in Europe is making it more important, strategically, to add some scale there through an acquisition or acquisitions, than perhaps, you thought going into the year?
Mr. Roth:
What we want to take a look at is our competitive positioning. I think Lowe has done a good job in terms of looking at opportunities, as I said. On Delaney Lund, for example, was one. And McCann, obviously, is doing well. We’ve tactically added to McCann, in terms of acquisitions, and we continue to look at ways to bolt on some talent in some of the markets. And Draftfcb, if I had to say there’s a wild card out there, and that is, how are we going to bolster Carter and his team to compete on a worldwide basis. And therefore, we’re going to look at opportunities along those fronts. So, I think those are the areas that we’ll be focusing on.
Mr. Dix:
Okay, great. Very helpful. Thank you.
Mr. Roth:
Thank you.

Operator:
Our next question comes from Brian Wieser of Pivotal Research.
Brian Wieser, Pivotal Research:

Hi, thanks for taking the question. Just going back to Europe, I wanted to ask - I don’t know if you can dimensionalize this, but is there a way to characterize what margin improvement would have been, year over year, if you excluded Europe? Any color, obviously, would be helpful on that.
And - maybe it’s related, maybe not - I thought it was interesting that, as BPN, the third network inside of Mediabrands, as they’re expanding abroad, they’ve established an affiliate in the U.K. with the7stars, which is a very well regarded independent media agency. I was curious what the economics of that kind of relationship are, and how that contributes to and improves margins when you establish those kinds of affiliate relationships?
Michael Roth, Chairman of the Board and Chief Executive Officer:
First of all, I think I already addressed the issue of margin. If you just looked at Continental Europe, if we looked at last year’s 2% to 3% decline versus this year’s, figure, about a 50-basis-point improvement in margin. We’re not going to give you our total margin for Europe, I’m just giving you the delta. That will give you a range and magnitude of the impact of Europe for us.
In terms of strategic alliances versus acquisitions, we still look for it to be accretive. And, frankly, it’s either accretive or it’s providing an asset that we don’t have on our own, and it’s a cost-effective way for us to do it. We always like to grow things organically, but if it’s quicker for us to either buy it or rent it, that’s how we go about doing it. That’s what you’re seeing with BPN.
We’re very pleased with the - it just celebrated its one-year anniversary, and it’s performed well in the marketplace. It’s expanded globally, and we’re excited about the opportunities. The transaction you reference is just one more example of how they’re looking to grow their market share. And, it gives us a very competitive third global network on the media side, which I think is important for us as we compete in the marketplace.
Mr. Weiser:
Would you characterize, though, if BPN wins a global account, do you think that contributes to - is it really-high margin revenue, then, that if they feed an account to the7stars, in this case? Or maybe even just speak generally: what’s the margin profile of a global win?
Mr. Roth:
Whenever you share a client, you’re not about getting the same amount of margin as you would if you didn’t. But, it still has to be economic for us to do it. We’re not in the business of providing margin to other people, other than ourselves. So, you can assume if we do those kind of transactions, it’s beneficial for us. It may not be quite as positive on the margin side, but our goal would be for it to get to the margin levels that we would require.
Mr. Weiser:
Okay. Thank you very much.
Mr. Roth:
Thank you, Brian.

Operator:
Our next question is from Dan Salmon of BMO Capital Markets.
Daniel Salmon, BMO Capital Markets:

Hey, good morning, everyone. It’s not a new theme that you guys have been more active in the M&A market the past few years, but, Michael, it sounded like maybe there was a little bit more vigor in, perhaps, repeating the performance with Delaney to address some scale issues in Europe. You mentioned the challenges in Retail. That seems like that’s an area that there are some interesting opportunities out there. Then, just balanced against share buyback, I guess my question’s on what sort of areas might you look at, and then what that balance is looking into 2014?
Michael Roth, Chairman of the Board and Chief Executive Officer:
When we talk about share buybacks, we always built in to the needs of our business internally, as well as excess cash and returning capital to our shareholders. And I think we’ve done a pretty good job of balancing that. When we do our plans, if we talk about $150 million, $200 million, of acquisitions, that builds into it, obviously, keeping in mind our dividend and our share buyback program.
I think shopper marketing, as you point out, is an important market for us. We’ve done a lot of work in that, particularly on the Mediabrands side of the business and our global networks. Those are markets that we see expansion and enhancing our capabilities. In some markets, it may be just a creative agency, like I said, that adds to our talent. And, it wouldn’t be a big transaction, but it’s basically recognizing a leadership requirement in a market. And maybe it brings clients with them or maybe it doesn’t. But, we’ve done well with that in the past. When we look at transactions like that, we look at retention of talent, as well as servicing our existing clients in the marketplace, and sometimes it’s easier for us to do that transaction rather than go out and hire a whole bunch of people to do it.
I think what you’re going to see from us is the same kind of acquisition environment that we’ve had in the past, and nothing is causing us to go out and do some unnatural act, in terms of a transaction where we bet the ranch on, in terms of getting a much bigger scale. As I indicated, we’re very comfortable with our scale across all of our markets. And frankly, we’re not lacking any particular discipline. So, tactical and strategic transactions within our capital structure, will be the norm for us.
Mr. Salmon:
Would you consider another - you mentioned, just to follow up on the Europe question specifically - you mentioned that’s an area where you’d like to have a little bit more scale. Is that an area where, not going out of your wheelhouse, so to speak, but an area that you might focus on to address that as that market starts to recover?
Mr. Roth:
Yes, absolutely. That’s what I’ve been referring to. Again, I think there are opportunities there, but they have to fit within our parameters. And, they have to be able to provide the economic returns that we’re looking for. There’s no sense of us doing another transaction in Europe that’s going to be a drag on our margin. Those transactions are harder to come by than small, little, creative shops that are looking for a buyout. It’s a fine line we have to manage, but that’s how, that’s the lens we look at these things through.
Mr. Salmon:
Great, thank you.

Operator:
At this time there are no further questions.
Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you very much for participating in the call. Obviously, it’s interesting times for us, but rest assured, we know what we have to do in terms of enhancing shareholder value, and we will continue to do our best in achieving that. Thank you very much.
Operator:
This does conclude today’s conference.

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
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•
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